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                                                                                                         EXHIBIT 12



                    CAROLINA TELEPHONE AND TELEGRAPH COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                           (dollars in thousands)


                                                      Three Months Ended                    Year to Date
                                                           June 30,                           June 30,
                                             --- ------------------------------ --- ------------------------------
                                                     1997             1996              1997             1996
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------
Earnings
   Income before income taxes                $     55,047      $    51,436      $    102,542      $     99,813
   Capitalized interest                              (118)            (610)             (156)           (1,049)
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Subtotal                                           54,929           50,826            102,386           98,764
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Fixed charges
   Interest charges                                 5,604            5,613             10,960           11,342
   Interest factor of operating rents                 509              536              1,034            1,144
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Total fixed charges                                 6,113            6,149             11,994           12,486
-------------------------------------------- --- ------------- -- ------------- --- ------------- -- -------------

Earnings, as adjusted                        $     61,042      $    56,975      $     114,380      $    111,250
                                             --- ------------- -- ------------- --- ------------- -- -------------

Ratio of earnings to fixed charges                   9.99             9.27               9.54              8.91
                                             --- ------------- -- ------------- --- ------------- -- -------------


Note:    These ratios were  computed by dividing  fixed  charges into the sum of
         (a) income before taxes, less capitalized interest, and (b) fixed charges. Fixed charges consist of interest on all debt (including amortization of debt issuance expenses) and the interest component of operating rents.

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